TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (“Agreement”) is hereby entered into and made effective as of the 13th day of February, 2005, by and between JUPITER Global Holdings, Corp., a Nevada corporation (“JUPITER”), Promostaffing.com, LLC, a Florida limited liability corporation (“Promostaffing”), and Mr. Cory Sklar (“Mr. Sklar”).

WHEREAS, the parties hereto previously entered into an Amended and Restated Agreement and Plan of Acquisition dated April 15, 2005 (the “Acquisition Agreement”), whereby 60% of the outstanding shares of Promostaffing was acquired by JUPITER; and

WHEREAS, subsequent to the closing of the Acquisition Agreement, the parties experienced disputes and disagreements regarding the financing of Promostaffing by JUPITER and to date the parties have not been able to complete an audit of the financial statements of Promostaffing, which was stated in the Agreement as a condition subsequent to the Acquisition Agreement; and

WHEREAS, as a result of the above recitals, JUPITER has determined that it will not be able to comply with the rules and regulations of the U.S. Securities and Exchange Commission, as they relate to the disclosure and reporting obligations of JUPITER on a post-acquisition basis.

NOW THEREFORE, the parties hereto subsequently enter into this Termination Agreement in order to formally terminate the Acquisition Agreement and settle any and all disputes arising there from, which Termination Agreement is hereby supported by fair and adequate consideration in the form of the parties respective releases and forbearance of their respective rights and obligations set forth in the Acquisition Agreement.

1. Pursuant to the foregoing, the undersigned parties hereby agree and certify as follows:

a)
The Acquisition Agreement and all subsequent agreements and closing documents shall hereafter be deemed to be void, cancelled and of no effect. All obligations and performance by all parties to the Acquisition Agreement is hereby terminated as of the date of this Termination Agreement.

b)
All shares of common stock issued by JUPITER under the Acquisition Agreement shall be promptly returned to JUPITER and JUPITER shall cancel said shares and return them to treasury as authorized but unissued shares of common stock. All shares issued by Promostaffing to JUPITER under the Acquisition Agreement shall be promptly returned to Promostaffing.

c)
All sums or other consideration advanced to or for the benefit of Promostaffing by JUPITER or any subsidiary of JUPITER as of the date hereof will be considered business development expenditures incurred in connection with the implementation of JUPITER’s efforts and plans to assume the business operations of Promostaffing. None of the parties hereto shall expect or be entitled to a refund or return of any such cash consideration delivered in support of the Acquisition Agreement.

d)
Upon the return of the shares of common stock of JUPITER and the shares of Promostaffing to the issuers thereof in accordance with this Termination Agreement, all parties hereto hereby forever release, discharge, waive and relinquish any rights, claims, demands, benefits or other further performance under the Acquisition Agreement and the same shall be considered to be null and void as of the date of this Termination Agreement.

e)	The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

f)	This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nevada., without regard for any principles of conflicts of law.

Dated this 13th day of February, 2005.

JUPITER Global Holdings, Corp., a Nevada corporation

By:	/s/ Ray Hawkins

Ray Hawkins, CEO

Promostaffing.com LLC, a Florida limited liability corporation

By:	/s/ Cory Sklar

Cory Sklar, CEO

Cory Sklar,

By:	/s/ Cory Sklar

Cory Sklar, individually